CHARLES E. SMITH

                           Certified Public Accountant
                                 709-B West Rusk
                                    Suite 580
                              Rockwall, Texas 75087

                            ------------------------
                            TELEPHONE (214) 212-2307


                                 August 7, 2002


Mr. Mark Wells
Mentor Promotions, Inc.
892 Stegar Town Drive, Suite 34
Rockwall, Texas 75032


         RE:      Mentor Promotions, Inc.
                  Form SB-1


Dear Mr. Wells:

         This letter shall serve to evidence my consent to being named in the Prospectus for the referenced Corporation's captioned registration statement as the certified public accountant for the Corporation in connection with the offering described therein. This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of the Corporation as of March 31, 2002 and December 31, 2001 and 2000, as a part of that registration statement and to my being named in the 'Experts' section of the registration statement as an expert in accounting and auditing.

         This letter shall also serve as my consent to the inclusion of my opinion on the financial statements of Monsterfit.com, Inc. for December 31, 2001 and 2000, as part of the same registration statement.

         Please advise me if I may be of any further service in this respect.

Sincerely yours,


/s/  Charles E. Smith
---------------------
     Charles E. Smith